UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment Three

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of the Securities Exchange Act Of 1934

GLOBAL WARMING SOLUTIONS, INC.
(Name of Registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or jurisdiction)	73-1561189 (I.R.S. Employer Identification Number)

1200 Smith Street, Suite 1600
Houston, Texas 77002-4403
(Address of principal executive offices)

Registrant's telephone number, including area code:  (713) 353-4676

Securities to be registered under Section 12(b) of the Act:  None

Securities to be registered under Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $.0001	Over-the-Counter/Pink Sheets

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EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $.001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

We are subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to "GWSO" the "Company," "we," "our" or "us" means Global Warming Solutions, Inc. an Oklahoma corporation. Our principal place of business is located at 1200 Smith Street, Suite 1600, Houston, Texas 77002-4403. Our telephone number is (713) 353-4676.

FORWARD LOOKING STATEMENTS

          There are statements in this registration statement that are not historical facts. These "forward-looking statements" can be identified by use of terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under "Risk Factors." Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

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PART I

ITEM 1.  BUSINESS

BUSINESS DEVELOPMENT

          Global Warming Solutions, Inc. ("Company") is an Oklahoma corporation headquartered in Houston, Texas that develops and commercializes technologies that help mitigate Global Warming and its effect on our planet.

          The Company, a development stage company, was incorporated on March 30, 1999 as Southern Investments, Inc. and has not been in bankruptcy, receivership or any similar proceeding. On April 15, 2007, Southern Investments, Inc. (our predecessor company) acquired all of the issued and outstanding stock of Global Warming Technologies, Inc., a Nevada corporation, in exchange for 55,000,000 shares of Southern Investments, Inc. common stock. Following the acquisition, Southern Investments, Inc. changed its name to Global Warming Solutions, Inc and the Company implemented a 1 for 10 reverse stock split of the Company's outstanding common stock that took effect on July 6, 2007. On July 10, 2007, the Company completed a previously negotiated acquisition by GWTI of the patented GEM Hybrid Engine prototype and technology rights from TecTransfer, Inc. for cash consideration of $75,000 and 218,500 restricted shares of the Company's Common Stock.

          On August 3, 2006 our predecessor Company, Southern Investments, Inc., entered into a convertible debenture with an investor for the amount of 220,000 USD. The debenture was due on July 15, 2010 with interest payments of LIBOR + 12% per annum. In addition, the debenture instrument would allow the holder of the debenture to convert his/her debt into the Company's shares of common stock at a conversion price of .04 USD per share. During the course of the year the Company did not make any interest payments on the debenture. On August 3, 2007 we were notified by our debenture holders that they wished to convert their debt into the Company's common shares of stock. Accordingly, the Company's common shares were issued, the debt extinguished and the convertible debenture satisfied in full.

          The Company develops and commercializes technologies that help mitigate Global Warming and its effect on our planet. Global Warming Solutions, Inc. targets three areas that help reduce the extent of Global Warming and fight issues that have risen in consequence: Clean Energy, Carbon Control, and Water Purification. Current climate models predict that global temperatures will rise sharply over the next century. The increase in temperatures can be slowed or eliminated by decreasing the amounts of greenhouse gases released into the Earth's atmosphere. Global Warming Solutions, Inc. seeks to leverage its experience and management to help make a difference in the fight for climate control.

          On November 7, 2007 the Company announced the successful development of a new and more efficient solar energy conversion technology that management feels will increase efficiency 11-15%, lower costs and can be easily integrated into existing solar panel manufacturing technologies.

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          In January of 2008 the Company announced further advances in the development of its LETG technology. The LETG (Light Electric Thermal Generator) is a hybrid solar and thermal energy generation technology that works by heating up liquids that circulate on the surface of its solar panels to generate electricity 24 hours a day. Now the Company is pleased to announce that it has shifted to dual-sided panels that are applied with the laminate and efficiency has further increased by 38-56% on average.

          As of the date of this filing, the common stock of Global Warming Solutions, Inc. is listed on the Pink Sheets Electronic OTC Markets under the Trading Symbol "GWSO."

          The Company intends to require, wherever its patents apply, reasonably appropriate annual royalty guarantees and advances from those parties entering into these licensing agreements, given the value added by its intellectual property.

PRINCIPAL PRODUCTS

Our principal products cover a wide spectrum of potential solutions aimed at addressing both the causes and effects of global warming. These products are in currently in various stages of development:

  LETG Solar Energetic System
    The LETG (Light Electric Thermal Generator) is a hybrid solar and thermal energy generation technology that works by heating up liquids that circulate on the surface of its solar panels to generate electricity 24 hours a day.
    This system is designed to capture and store sunlight using a hybrid module design, making year-round production of thermal and electric energy feasible. Its spectral-selective thermal liquid circulates on the reception surface of a photoelectric circuit, increasing the quantity and altering the quality of incident solar radiation spectral distribution, while utilizing thermal energy recovery with minimal loss. Accordingly, the LETG Solar Energetic System has the potential, in management's opinion, of increasing electric power by 250% and thermal output by 170%.
    LETG modules, in management's opinion, have proven to be effective in any geographic or climatic zone and can be used in residential or industrial buildings.
    This system's main attributes, if successful, would be more efficient solar energy conversion technology, with an increased efficiency, lower costs and easy integration into existing solar panel manufacturing technologies.
    Global Warming Solutions, Inc. intends to one day apply the LETG technology to building power plants that will connect to existing electricity grids with the goal of producing cheap and renewable energy.
    We have made some working models and small prototypes. Also we are conducting an independent testing small prototypes in Europe now. (See Testing Agreement attached hereto as Exhibit 10.8). Testing are conducting to meet IEC 61215 standard requirements.

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  GEM Hybrid Energy System
    This system utilizes a rotary design that reduces friction and helps eliminate inefficient engine component movements. While conventional piston engines involve separate intake and exhaust cycles, the GEM's rotary design involves continuous cycling with one state naturally segueing into the next. Moreover, compared to conventional combustion engines, in managements' opinion, the GEM weighs less, releases less vibration, with decreased emissions and lower RPM, resulting in an engine with higher reliability and better fuel efficiency. Accordingly, the patented GEM (Generator/Engine/Motor) can potentially increase engine efficiency by up to 16 times.
    A highly efficient, low-emissions engine has the potential, in managements' opinion, to spark dramatic changes in transportation, heavy industry and many other huge sectors of the world economy. Management believes that it could revolutionize automobile design, leading to cars with fuel efficiency well in excess of what is currently available. Management believes it has multiple applications for small engine uses - from lawnmowers to powerboats to snowmobiles. This efficient design, in the opinion of management, could also be of interest to military logisticians.
    Status of Development: In order to bring the GEM Engine to production status, several phases of development are necessary. We have completed the test-of-principal model successfully and is currently working on creating a Demonstration Model. The entire development stage is anticipated to take anywhere from 1-2 years from now, depending upon many conditions.
  PureRay Water Purification System
    This system is being developed to provide cost effective technology that purifies water and other consumable liquids while maintaining their healthy attributes. It employs a mild process that retains higher levels of natural nutrients. PureRay uses near-infrared light, a non-ionizing radiation that is capable of penetrating plant and animal tissue without harming it. Moreover, management believes it kills spoilage by attacking the pathogenic micro-organisms, such as bacteria, e-coli, lysteria, salmonella, bacillus, fungi aspergillum (mold), penicillin, and yeast. In addition, PureRay may be used on produce products to improve resistance to bacterial and fungi diseases, such as suppression of blue mold growth.
    PureRay zip-up boxes for household application.
    Status of Development: We have three (3) working prototypes for use in different environments:
      Sun rich areas
      Low Sun areas
      For Shelf Life Technology
    All three (3) prototypes have to be tested and tuned (if necessary) to ensure maximal efficacy to kill a number of microorganisms. Management plans to run these tests as soon as the Prototypes are manufactured.

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  Wave Power Station
    This system is designed to capture the power of energy of sea waves, generating electricity. Work cells are equipped with unidirectional valves, which allow air and water to flow in one direction only inside the cells. Sea water is oscillating and passing through the cells on one side only, creating an inequality in the gravitational force and causing rotation according to Archimedes' Principle.
    While afloat when there are waves on the sea, the wave power station generates electric current and directs it through a cable to a consumer (a settlement on the sea shore, a vessel or a producing enterprise).
    Unlike most other alternative energy sources, we contend that our WPS can produce electricity according to any international electricity standards, which can be used by any existing electrical apparatus without the need for any additional converters and modifications.
    WPS units not only produce electricity but also dissipate the force of storm waves and provide coastline protection.

CURRENT BUSINESS

"Clear Energy" is the main project of Global Warming Solutions Inc. During the period of 2007-2008, we financed and finished Research and Development for the new solar PV-modules and Light Electric Thermal Generator (LETG). Management believes that this product is currently ready to market and have the prototypes built. At the same time, management was looking for a strategic partner for Clear Energy. GWSO's management was contacted by Italian Company (Vega Energy), which found an interest in Clear Energy products of Global Warming Solutions Inc.

The plan of the joint venture provides for the manufacturing of two kinds of products: (1) PV-modules with enlarged efficiency of light transformation that promise high competitiveness on the solar market, and (2) LETG-modules with extraordinary parameters for households. We plan to manufacture products of both kinds. Management believes that this plan could provide an increase manufacturing capacity tenfold what it is year 1, in the following 2-3 years due to the building of new plants and licensing of technology at solar manufacturers in Europe and North America.

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PureRay Water Purification Technology
  Eureka Forbes Limited Co-Operating Agreement. On October 30, 2007 a co-operation agreement was signed between our company and Eureka Forbes Limited (EFL), an Indian company. EFL is engaged in manufacturing and marketing water purifiers and other related water purification products. Eureka Forbes Limited is Asia's largest direct sales organization - its 6,000 strong direct sales force touches 1.50 million Indian homes, adding 1,500 customers daily (http://www.eurekaforbes.com). EFL and Global Warming Solutions, Inc. have agreed to collaborate for the purpose of accelerating the development of the PureRay Water Purification Technology for the purification of water and milk. These development activities are divided into 2 phases:
    Phase 1: Technology development by Global Warming, analyzing test data, development & testing of working prototypes. Secondary Research and data validation by EFL, procurement of components by us, building of technical prototypes with testing and fine tuning of these prototypes by us.
    Phase 2: Building of preliminary and functional prototypes with testing and fine tuning, validation and certification with field trials. Global Warming is to design and develop a product which is commercially viable and can be delivered to various markets by EFL.
    The co-development agreement between EFL and Global Warming became effective in November of 2007, and has a term of 36 months.

          Due to the current economic conditions, Eureka Forbes Limited has asked us to postpone any new developments of the PureRay Water Purification Technology at this time.

  Acuity Brands Lighting Agreement. In February 25, 2008, GWSO and Acuity Brands Lighting, Inc. entered into a contract for the development of PureRay lighting systems.
    With fiscal year 2007 net sales of approximately $2.0 billion, Acuity Brands Lighting (NYSE: AYI) is one of the world's leading providers of lighting fixtures, including brands such as Lithonia Lighting ®, Holophane ®, Peerless ®, Mark Architectural Lighting ™, Hydrel ®, American Electric Lighting ®, Gotham ®, Carandini ®, SpecLight ®, MetalOptics ® and Antique Street Lamps ™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 7,000 associates and has operations located throughout North America, Europe and Asia (www.acuitybrandslighting.com). The first draft of the experimental PureRay food storage container has been prepared in August 2008, however, due to the current economic conditions Acuity Brands Lighting, Inc. has asked us to postpone any new developments of the PureRay Water Purification Technology at this time.

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  European Union Business Operations. On March 26, 2008, Mr. Antonino Adamo was appointment to Global Warming's Board of Directors. Mr. Adamo, an Italian citizen, will serve as the European Sales Manager of Global Warming. Mr. Adamo will be responsible for all business operations and sales efforts in the countries of the European Union. The Italian website for the company is (http://www.gwso-italy.com); French, German and Spanish versions of the official website of GWSO will be published soon.
    As the European Sales Manager, Mr. Adamo will be responsible for identifying new business partners and customers for LETG, PureRay Water Purification and the Shelf Life Technology in Italy and other countries of the European Union. Currently, he is styling presentations embracing GWSO technologies in Italian and other European languages.
    The following plan of action has been prepared in concert with the European Sales Manager:
      Find one or more companies which already produce LED lights as close as possible to the PureRay design (Red/NIR+Blue or White lights as an option). Alternately, it could be a company who has the capability of building the systems in accordance with a customer's need;
      Obtain all necessary data on safety regulations for both commercial and household lights. The proposed manufacturing company must provide us with this data;
      Present the PureRay SLF technology to representatives of a large grocery or food retailer who could then share their specific needs;
      Bring the information from the fact-finding presentation to the company/companies identified in Task 1, and buy several lighting systems from them (or have them construct several testing prototypes for GWSO);
      Assemble the PureRay system at GWSO and make the testing prototypes for the grocery or food retailer;
      Deliver and install the PureRay light system at the grocery or food retailer; and
      Collect the necessary marketing data in order to make an informed decision regarding the marketing value of PureRay SLT technology.

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LETG Solar Energetic System

          This type of product is not currently available on the market; therefore, we believe it is unique and may be suitable for all power supply markets. The special feature of this product is the possibility of generating contemporaneous production of heat and electric power. The market segment for this product will depend upon an area with wide geographical dispersion where the efficiency of the work does not depend on climatic conditions.

          The hybrid module prototype was produced by our company at the price of 900 USD (costs of research excluded). During this time, the cost of the received electrical power was 5.50 USD per Watt and the cost of the heat power was 0.07 USD per Watt.

          If the contemporary growth rate of solar energy systems production is maintained, the total area of installed solar collectors through the year 2010 may total 80 million (1). Technological innovations applied in the LETG module protect photovoltaic cells from the influence of the harmful short-wave component of solar radiation, prolonging the service life as compared to usual photoelectric modules. Additional anti-glare surface requirements (a component of anti-terrorist programs) of European and North American markets are also included. Management believes the quantity of the modules which can be supplied to the market is virtually unlimited due to the absence of its saturation. Market assortment will be determined by the demands of consumers.

          The forecast of sales volume in Table Three, below, depends upon the consumer market, which we will try to estimate during the stages of development and transition to full production capacity. We estimate that a planning period of two years is sufficient to generate and make available the necessary funds to do fulfill our business plan.

          Accordingly, the forecast of the availability of incoming funds and their amount consistently surpasses cash payments without the involvement of external funding sources. Pursuant to our estimations, profitability of the enterprise should be achievable by the second year of its operation. The latter projection pre-supposes the sale of no less than 3,000 units.

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(1)   See:  http://www.globalwarmingsolutions.com/downloads/clean%20energy%20solutions.pdf, http://www.globalwarmingsolutions.com/downloads/GWSO%20Solar%20Energy%20Presentation%202008.pdf, and/or http://www.globalwarmingsolutions.com/downloads/PureRay.pdf

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          The production process will require renting industrial premises with a floor area appropriate for the performance of highly technological operations at a substantial cost. Although not implemented as yet, a monthly time schedule for the first year of the enterprise is set forth below in Table One

Table One:  A Timeline Projection for Tasks Involved With the Operation

Task	Month
	1	2	3	4	5	6	7	8	9	10	11	12
Situational analysis	Х
Project evaluation	Х
Projecting, manufacturing and testing of a production piece		Х	Х	Х	Х	Х	Х	Х	Х
Signing of the investment contract	Х
Signing of the tenancy agreement		Х
Signing of the work contract		Х
Equipment bargaining		Х	Х
Components bargaining			Х	Х	Х	Х
Certification of the product											Х	Х
Equipment purchasing				Х	Х	Х
Equipment Installation							Х
Initial promotion on the market							Х	Х	Х	Х	Х	Х
Recruitment		Х	Х
Personnel training			Х	Х	Х	Х
First phase of production; 10% from planned											Х	Х

          The Production process will be preceded by the creation of working drawings of three prototypes, manufacturing of experimental-industrial models, testing, certification and patenting. Simultaneously, the adjustment of the production cycle, recruitment and staff training will be carried out.

          Purchase of equipment will be in accordance with the calendar plan. In the development stage, only equipment essential for production will be bought. During the stage of transition to full production capacity, the equipment required for expansion of production through its automation will be purchased.

          Purchase of equipment in the development stage of production:

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Table Two:  Equipment Purchases

Equipment	Price (in USD)
Staging Tables (5-7 pieces)	2,500
Materials for Manual Soldering of Photovoltaic Cells	1,000
Milling machines for processing glass, plastics, and soft metals	24,000
Drying Chamber	2,500
Device for applying the light-converting coating to photovoltaic cells	5,000 - 7,000
Line for degreasing glass and plastics	5,000 - 10,000
Laminator for modules	80,000
Desk for measurement of photovoltaic cell parameters	2,000 - 3,000
Xenon solar simulator and module power meter	30,000
Transport facility for transportation of products and components	35,000 - 40,000
Estimated Total	200,000

          Inasmuch as the enterprise must have a quality control system, the appropriate equipment should be purchased. While entering the planned productive capacity, the estimated expenditures ratio (i.e. costs/output) must be constant.

          Local infrastructure, e.g. proximity to mainline railroads, commercial ports, energy and water supplies will ensure the opportunity for normal production processes. The proposed square footage will need to allow for repair work, and the presence of a parking lot, and will need a place on local surface roads.

          Physical capital investment includes: charges for delivery (packing, customs, freight, insurance of delivery), installation and warranty service, fine tuning, foreign currency conversion and advance payment interests.

          The production schedule and estimated output assumes limited output in the developing period and gradual growth of productive capacity until the enterprise enters the estimated capacity. When considering production factors, management will take into account:

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Proportional Factors
    Primary raw materials
    Photovoltaic cells
    Glass
    Polycarbonate
    Laminating film
    Special colorants
    Propylene glycol
    Spirits and chemical agents
    Electricity
    Packaging materials

Commercially Associated Goods
    Energy conserving selective film for window technologies and greenhouses

Disproportionate (constant) Production Factors
    Staff wages
    Insurance
    Equipments maintenance labor costs
    Mobile equipment

          Power outages could limit production; therefore, management deems it prudent to create an emergency power-supply system on the basis of LETG.

          The forecast of sales volume depends upon the consumer market, which we can penetrate during the stages of development, transitioning to full production capacity. One should note that advanced technology production requires thorough refinement of production processes, especially in the methodology of the application of light-converting covering. Therefore, we provided a considerable period of time (12 months) for the manufacturing, testing, certification of industrial standards of the module, and preproduction.

          Management plans to prepare for expanded production and guarantee of order stock for the next year, thus decreasing the receipt of profits during the first year of development. The production volume in the third year of enterprise functioning may be enlarged depending on market requirements/demands.

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Table Three:  PROJECTED Expenses and Income

	First Year		Second Year
	One-Sided Modules	Two-Sided Modules	One-Sided Modules	Two-Sided Modules
Component Costs	20,000	25,000	1,800,000	1,950,000
Purchase of Equipment	200,000	200,000	X	X
Rent of Space and Municipal Services	12,000	12,000	15,000	15,000
Wages	60,000	60,000	120,000	120,000
Taxes (15%)	4,500	5,400	450,000	540,000
Certification and Patenting	10,000	10,000	X	X
Advertising and Marketing	20,000	20,000	30,000	30,000
Total	326,500	332,400	2,415,000	2,655,000
Value of Sales	30,000	36,000	3,000,000	3,600,000
Sales Income	-296,500	-296,400	+585,000	+945,000

          The balance of expenses and income as projected by Management during the first and second year is displayed in Table Three. The balance of the first year of development is negative and comprises approximately 300,000 USD, whereas the positive balance is potentially achieved in the second year of functioning and comprises 585,000 USD for one-sided modules (pessimistic variant), and 945,000 USD for two-sided ones (optimistic variant).

INDUSTRY OVERVIEW

The market for global warming solutions is highly competitive and rapidly evolving, resulting in a dynamic competitive environment with several dominant national and multi-national leaders. The Company will have to compete with established corporations that have substantially greater financial, marketing, technical and human resource capabilities. Such competition may be able to undertake more extensive marketing campaigns, adopt more aggressive distribution policies and make more attractive offers to potential clients. The Company expects competition to persist and intensify in the future.

Management believes that there is an increasing demand for money-making ideas created by the warming of our planet and that products and services that slow the flow of greenhouse gases by using less energy or by substituting clean energy for fossil fuels are in great demand. That is why so many renewables such as solar and wind show up in the new and ever-growing climate-change funds and indices.

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PRODUCT DEVELOPMENT

  LETG Solar Energetic System
    The LETG technology is currently under development by Dr. Alexander Kornaraki for Global Warming Solutions, Inc. Currently, the Company is focused solely on bringing to market this technology and has not yet begun to implement distribution methods for this technology. However, there exists a prototype and it has performed exceptionally well. We believe that in the first quarter of 2009 the LETG will be closer to commercialization at which point we will determine the appropriate distribution avenues.
  GEM Hybrid Engine System
    The GEM Hybrid Engine was acquired on July 10, 2007 from Tectransfer, Inc.
  PureRay Water Purification System
    The PureRay technology is currently under development.

COMPETITION

There are hundreds of energy companies producing heat and electricity collectors. The best known in the European market are Siemens, British Petroleum, Deutche Aerospace AG, DASA, and their worldwide subsidiaries. While estimating the production levels of European competitors one should note the positives of their products: high quality and reliability, good design solutions, after-sales service and good advertising policies. On the negative side, one can refer to the low productivity of module construction, absence of price-quality competitive ability, limitation of usage in low latitudes and absence of hybrid modules on the market.

All the above mentioned shortcomings are typical for Russian and Ukrainian producers, but their advantage is the lower price per unit of analogous power capacity. In CIS countries, the best known competitors are Russian companies: Solar Wind, Quantum, and the Ukrainian companies Solar KB and Syntech.

In experiments the following products were taken for comparative analysis: photovoltaic cells by Siemens with one-sided light-receiving surface, two-sided ones modules by Solar Wind, and heat collectors by Syntech. Reduction of installation surface was in proportion the increase of efficiency by almost two times, which proves to be important due to roof area limitations. Installation costs were also proportionately reduced.

Despite the proven strengths of two-sided photovoltaic cell efficiency, the volume of their supply may be limited by weaknesses in the market. Additionally, not all installation surfaces are suitable for the variants of the competitors' module construction, and the same obstacles may arise while applying reflecting systems.

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PRODUCT SOURCES
  LETG Solar Energetic System
    Solar Wind LLC - solar cells and solar modules
  GEM Hybrid Engine System
    N/A
  PureRay Water Purification System
    Elite Ltd. - measurement devices (ampermeters, voltmeters, wattmeters)
    Cross Organics Ltd. - luminophores

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, ROYALTY AGREEMENTS

Patents

Global Warming Solutions, Inc. owns the following patents:
1.	GEM Hybrid Engine - U.S. Patent #6,148,755
	a.	Provisional Patent application # is 61023408, which was filed on 01/24/2008
2.	LETG Solar Technology - Ukraine Patent #51573A
3.

PureRay Water Purification Technology and PureRay-Sonic Shelf Life Technology - INTL Patent: WO2004100684 and new Patent application US 61012336. The solar concentrator water purifier, Dutch Patent application number: 1035827 of August 15, 2008.

Trademarks
None at this time.

Licenses and Royalties
Global Warming Solutions, Inc. owns the following license:
1.	GEM Hybrid Engine - outright license to sell, distribute, and market the engine on a global scale

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Employees

The Company has 4 full-time employees and 5 part-time employees in its lab in Ukraine.

  Illarion Sergeev, 18 Dubinina St., Odessa, Ukraine. A Description of employee's duties includes management of Hybrid Thermo-Photovoltaic Cells development and manufacture of industrial goods based on solar radiation conversion. The term of employment shall be three (3) years, commencing on January 9, 2009 and terminating on January 9, 2011. Global Warming Solutions, Inc. shall pay Mr. Sergeev 500 USD monthly.

  Val Labariev, 24 Grechko St., Apt. 33, Kiev, Ukraine. A description of employee's duties includes management of Hybrid Thermo-Photovoltaic Cells development and manufacture of industrial goods based on solar radiation conversion. The term of employment shall be three (3) years, commencing on January 9, 2009 and terminating on January 9, 2011. Global Warming Solutions, Inc. shall pay Ms. Labariev 1500 USD monthly.

  Mykhaijlo Furda, 81 Kanatnaja St., Apt. 144, Odessa, Ukraine. A description of employee's duties includes management of Hybrid Thermo-Photovoltaic Cells development and manufacture of industrial goods based on solar radiation conversion. The term of employment shall be three (3) years, commencing on January 9, 2009 and terminating on January 9, 2011. Global Warming Solutions, Inc. shall pay Ms. Furda 500 USD monthly.

  Victor Balyk, 56 Recordnaya St., Apt. 8A, Odessa, Ukraine. A description of employee's duties includes management of Hybrid Thermo-Photovoltaic Cells development and manufacture of industrial goods based on solar radiation conversion. The term of employment shall be three (3) years, commencing on January 9, 2009 and terminating on January 9, 2011. Global Warming Solutions, Inc. shall pay Mr. Balyk 700 USD monthly.

  Elena Bagirova, 23b Shevchenko Ave., Apt. 22, Odessa, Ukraine. A description of employee's duties includes management of Hybrid Thermo-Photovoltaic Cells development and manufacture of industrial goods based on solar radiation conversion. The term of employment shall be three (3) years, commencing on January 9, 2009 and terminating on January 9, 2011. Global Warming Solutions, Inc. shall pay Ms. Bagirova 1500 USD monthly.

          We have three executive officers, Dr. Vladimir Vasilenko, President, CEO and Director, Dr. Dmitry Kosynkin, Secretary, Chief Technology Officer, and Dr. Alexander Kornaraki, COO.

Regulatory Mandates

          No industry specific governmental approvals are needed for the operation of our business.

Reports to Security Holders

          We will make available free of charge any of our filings as soon as reasonably practicable after we electronically file these materials with, or otherwise furnish them to, the Securities and Exchange Commission ("SEC"). We are not including the information contained in our website as part of, or incorporating it by reference into, this report on Form 10.

          As a result of its filing of the original Form 10, the Company has become subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These obligations include filing an annual report under cover of Form 10-K, with audited financial statements, unaudited quarterly reports on Form 10-Q and the requisite proxy statements with regard to annual shareholder meetings. The public may read and copy any materials the Company files with the Securities and Exchange Commission (the "Commission") at the Commission's Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0030. The Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

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ITEM 1A- RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our common stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occurs, our business, financial condition or results of operations could be seriously harmed. The trading price of our common stock could, in turn, decline, and you could lose all or part of your investment.

RISK FACTORS CONCERNING OUR BUSINESS AND OPERATIONS

We have a limited operating history, which may make it difficult for investors to predict future performance based on current operations.

We have limited operating history upon which investors may base an evaluation of our potential future performance. We have had limited operations and have incurred net losses of $1,375,581 for the period beginning March 1, 1999 (Inception) through September 30, 2008, and have not generated any revenues from operations We have had no significant revenues to date. As a result, there can be no assurance that we will be able to develop consistent revenue sources, or that our operations will be profitable. Our prospects must be considered in light of the risks, expense and difficulties frequently encountered by companies in early stage of development.

We must, among other things, determine appropriate risks, rewards and level of investment in each project, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations and financial condition.

We may need additional financing which we may not be able to obtain on acceptable terms. If we are unable to raise additional capital, as needed, the future growth of our business and operations would be severely limited.

A limiting factor on our growth, including our ability to enter our proposed markets, attract customers, and deliver our product in the targeted electrical power production markets, is our limited capitalization compared to other companies in the industry.

If we raise additional capital through issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing necessary to further implement our plan of operation can be obtained on suitable terms, if at all. Our ability to develop our business could suffer if we are unable to raise additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

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If we are unable to adopt or incorporate technological advances into our products, our proposed business could become uncompetitive or obsolete and we may not be able to effectively compete with the alternative products.

We expect that technological advances in our processes, procedures and products will continue to occur. As a result, there are risks that alternative processes, procedures and products could be developed for generating power. These advances could also allow our competitors to produce products with better efficiency and at a lower cost than us. In addition, processes and methods for harnessing renewable energy are also continually under development. If we are unable to adopt or incorporate technological advances, our processes, procedures and products could be less efficient than methods developed by our competitors, which could cause our business to be uncompetitive.

If we fail to protect our intellectual property, our planned business could be adversely affected.

Our viability will depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our product from our competitors' products and services. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, copyright, trademark and patent laws.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Unauthorized use of our proprietary technology could harm our business. Litigation to protect our intellectual property rights can be costly and time-consuming to prosecute, and there can be no assurance that we will be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

If our products and technology do not achieve market acceptance, we may not generate sufficient revenue to conduct our operations or become profitable.

We are a development stage company and have generated no revenues to date. We have not sold any products or begun marketing it commercially. We cannot assure you that a sufficient number of customers will purchase our products. The failure of the our products we develop to be accepted in the commercial marketplace would have a material adverse effect on our business. As a result, the value of your investment could be significantly reduced or completely lost.

We may issue additional shares of common stock in the future, which could cause dilution to all shareholders.

We have a large amount of authorized but unissued common stock which our Board of Directors may issue without stockholder approval. We may seek to raise additional equity capital in the future to fund business alliances, develop new prototypes, and grow our manufacturing and sales capabilities organically or otherwise. Any issuance of additional shares of our common stock will dilute the percentage ownership interest of all shareholders and may dilute the book value per share of our common stock.

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RISK FACTORS CONCERNING INVESTMENT IN OUR COMPANY

There is currently no public market for our shares, and if an active market does not develop, investors may have difficulty selling their shares.

There is currently no public trading market for our common stock except on the "pink sheets". We anticipate having a registered broker-dealer file a Form 211 with the Financial Industry Regulatory Authority that would permit our common stock to be quoted for trading on the OTCBB, but we cannot be sure that such an effort would be successful. If and when our stock does begin trading, we cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market or how liquid that trading market might become. If a trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our common stock at a price that is attractive. As a result, an investment in our common stock may be illiquid and investors may not be able to liquidate their investment readily or at all when they desire to sell.

Our common stock is deemed to be a "Penny Stock," which may make it more difficult for investors to sell their shares due to suitability requirements.

The SEC has adopted regulations that define a "penny stock," generally, to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. This designation requires any broker or dealer selling our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of shareholders to sell their shares.

There is limited liquidity in our shares.

The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control. These factors include:

•	the announcement of new products or product enhancements by us or our competitors;
•	developments concerning intellectual property rights and regulatory approvals relating to Wind Tamer;
•	quarterly variations in our results or the results of our competitors;
•	developments in our industry and target markets;
•	general market conditions and other factors, including factors unrelated to our own operating performance.

Recently, the stock market in general has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if trading volume of our common stock is low.

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Failure to achieve and maintain effective internal controls in accordance with section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for our fiscal period ending December 31, 2007, we will be required to prepare assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-K for our fiscal period ending December 31, 2008, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management's assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover "material weaknesses" in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines "significant deficiency" as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

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Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

The report of our independent registered public accounting firm contains explanatory language that substantial doubt exists about our ability to continue as a going concern.

The independent auditor's report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. The report states that we depend on the continued contributions of our executive officers to work effectively as a team, to execute our business strategy and to manage our business. The loss of key personnel, or their failure to work effectively, could have a material adverse effect on our business, financial condition, and results of operations. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations. If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, the result of which will adversely affect the value of our common shares.

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ITEM 2.  FINANCIAL INFORMATION

MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion in conjunction with the combined financial statements and the corresponding notes. The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report. Please see the section "Risk Factors" in Item 1A above for a discussion of the uncertainties, risks and assumptions associated with these statements.

The following discussion and analysis of our plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of "Risk Factors" and elsewhere in this prospectus.

PLAN OF OPERATION

We were incorporated in Oklahoma in March of 1999 as Southern Investments, Inc. and changed our name to became Global Warming Solutions, Inc. in July 6, 2007. Global Warming Solutions, Inc. is dedicated to developing, acquiring, and commercializing technologies that are designed to help mitigate the effects of global warming.

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Our principal products cover a wide spectrum of potential solutions aimed at addressing both the causes and effects of global warming. These products are in currently in various stages of development:

  LETG Solar Energetic System

    The LETG (Light Electric Thermal Generator) is a hybrid solar and thermal energy generation technology that works by heating up liquids that circulate on the surface of its solar panels to generate electricity 24 hours a day.

    This system is designed to capture and store sunlight using a hybrid module design, making year-round production of thermal and electric energy feasible. Its spectral-selective thermal liquid circulates on the reception surface of a photoelectric circuit, increasing the quantity and altering the quality of incident solar radiation spectral distribution, while utilizing thermal energy recovery with minimal loss. Accordingly, the LETG Solar Energetic System has the potential, in management's opinion, of increasing electric power by 250% and thermal output by 170%.

    LETG modules, in management's opinion, have proven to be effective in any geographic or climatic zone and can be used in residential or industrial buildings.

    This system's main attributes, if successful, would be more efficient solar energy conversion technology, with an increased efficiency, lower costs and easy integration into existing solar panel manufacturing technologies.

    Global Warming Solutions, Inc. intends to one day apply the LETG technology to building power plants that will connect to existing electricity grids with the goal of producing cheap and renewable energy.

  GEM Hybrid Energy System

    This system utilizes a rotary design that reduces friction and helps eliminate inefficient engine component movements. While conventional piston engines involve separate intake and exhaust cycles, the GEM's rotary design involves continuous cycling with one state naturally segueing into the next. Moreover, compared to conventional combustion engines, the GEM weighs less, releases less vibration, with decreased emissions and lower RPM, resulting in an engine with higher reliability and better fuel efficiency. Accordingly, the patented GEM (Generator/Engine/Motor) can potentially increase engine efficiency by up to 16 times.

    A highly efficient, low-emissions engine has the potential to spark dramatic changes in transportation, heavy industry and many other huge sectors of the world economy. It could revolutionize automobile design, leading to cars with fuel efficiency well in excess of what is currently available. It has multiple applications for small engine uses - from lawnmowers to powerboats to snowmobiles. This efficient design could also be of interest to military logisticians.

    Status of Development: In order to bring the GEM Engine to production status, several phases of development are necessary. We has completed the test-of-principal model successfully and is currently working on creating a Demonstration Model. The entire development stage is anticipated to take anywhere from 1-2 years from now, depending upon many conditions.

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  PureRay Water Purification System

    This system is being developed to provide cost effective technology that purifies water and other consumable liquids while maintaining their healthy attributes. It employs a mild process that retains higher levels of natural nutrients. PureRay uses near-infrared light, a non-ionizing radiation that is capable of penetrating plant and animal tissue without harming it. Moreover, management believes it kills spoilage by attacking the pathogenic micro-organisms, such as bacteria, e-coli, lysteria, salmonella, bacillus, fungi aspergillum (mold), penicillin, and yeast. In addition, PureRay may be used on produce products to improve resistance to bacterial and fungi diseases, such as suppression of blue mold growth.

    PureRay zip-up boxes for household application.

    Status of Development: We have three (3) working prototypes for use in different environments:

      Sun rich areas

      Low Sun areas

      For Shelf Life Technology

    All three (3) prototypes have to be tested and tuned (if necessary) to ensure maximal efficacy to kill a number of microorganisms. Management plans to run these tests as soon as the Prototypes are manufactured.

  Wave Power Station

    This system is designed to capture the power of energy of sea waves, generating electricity. Work cells are equipped with unidirectional valves, which allow air and water to flow in one direction only inside the cells. Sea water is oscillating and passing through the cells on one side only, creating an inequality in the gravitational force and causing rotation according to Archimedes' Principle.

    While afloat when there are waves on the sea, the wave power station generates electric current and directs it through a cable to a consumer (a settlement on the sea shore, a vessel or a producing enterprise).

    Unlike most other alternative energy sources, our WPS can produce electricity according to any international electricity standards, which can be used by any existing electrical apparatus without the need for any additional converters and modifications.

    WPS units not only produce electricity but also dissipate the force of storm waves and provide coastline protection.

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CURRENT BUSINESS

"Clear Energy" is the main project of Global Warming Solutions Inc. During the period of 2007-2008, we financed and finished Research and Development for the new solar PV-modules and Light Electric Thermal Generator (LETG). Management believes that this product is currently ready to market and have the prototypes built. At the same time, management was looking for a strategic partner for Clear Energy. GWSO's management was contacted by Italian Company (Vega Energy), which found an interest in Clear Energy products of Global Warming Solutions Inc.

The plan of the joint venture provides for the manufacturing of two kinds of products: (1) PV-modules with enlarged efficiency of light transformation that promise high competitiveness on the solar market, and (2) LETG-modules with extraordinary parameters for households. We plan to manufacture products of both kinds. Management believes that this plan could provide an increase manufacturing capacity tenfold what it is year 1, in the following 2-3 years due to the building of new plants and licensing of technology at solar manufacturers in Europe and North America.

PureRay Water Purification Technology

  Eureka Forbes Limited Co-Operating Agreement. On October 30, 2007 a co-operation agreement was signed between our company and Eureka Forbes Limited (EFL), an Indian company. EFL is engaged in manufacturing and marketing water purifiers and other related water purification products. Eureka Forbes Limited is Asia's largest direct sales organization - its 6,000 strong direct sales force touches 1.50 million Indian homes, adding 1,500 customers daily (http://www.eurekaforbes.com). EFL and Global Warming Solutions, Inc. have agreed to collaborate for the purpose of accelerating the development of the PureRay Water Purification Technology for the purification of water and milk. These development activities are divided into 2 phases:

    Phase 1: Technology development by Global Warming, analyzing test data, development & testing of working prototypes. Secondary Research and data validation by EFL, procurement of components by us, building of technical prototypes with testing and fine tuning of these prototypes by us.

    Phase 2: Building of preliminary and functional prototypes with testing and fine tuning, validation and certification with field trials. Global Warming is to design and develop a product which is commercially viable and can be delivered to various markets by EFL.

    The co-development agreement between EFL and Global Warming became effective in November of 2007, and has a term of 36 months.

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  Acuity Brands Lighting Contract. In February 25, 2008, GWSO and Acuity Brands Lighting, Inc. entered into a contract for the development of PureRay lighting systems.

    With fiscal year 2007 net sales of approximately $2.0 billion, Acuity Brands Lighting (NYSE: AYI) is one of the world's leading providers of lighting fixtures, including brands such as Lithonia Lighting ®, Holophane ®, Peerless ®, Mark Architectural Lighting ™, Hydrel ®, American Electric Lighting ®, Gotham ®, Carandini ®, SpecLight ®, MetalOptics ® and Antique Street Lamps ™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 7,000 associates and has operations located throughout North America, Europe and Asia (www.acuitybrandslighting.com).

  European Union Business Operations. On March 26, 2008, Mr. Antonino Adamo was appointment to Global Warming's Board of Directors. Mr. Adamo, an Italian citizen, will serve as the European Sales Manager of Global Warming. Mr. Adamo will be responsible for all business operations and sales efforts in the countries of the European Union. The Italian website for the company is (http://www.gwso-italy.com); French, German and Spanish versions of the official website of GWSO will be published soon.

    As the European Sales Manager, Mr. Adamo will be responsible for identifying new business partners and customers for LETG, PureRay Water Purification and the Shelf Life Technology in Italy and other countries of the European Union. Currently, he is styling presentations embracing GWSO technologies in Italian and other European languages.

    The following plan of action has been prepared in concert with the European Sales Manager:

      Find one or more companies which already produce LED lights as close as possible to the PureRay design (Red/NIR+Blue or White lights as an option). Alternately, it could be a company who has the capability of building the systems in accordance with a customer's need;

      Obtain all necessary data on safety regulations for both commercial and household lights. The proposed manufacturing company must provide us with this data;

      Present the PureRay SLF technology to representatives of a large grocery or food retailer who could then share their specific needs;

      Bring the information from the fact-finding presentation to the company/companies identified in Task 1, and buy several lighting systems from them (or have them construct several testing prototypes for GWSO);

      Assemble the PureRay system at GWSO and make the testing prototypes for the grocery or food retailer;

      Deliver and install the PureRay light system at the grocery or food retailer; and

      Collect the necessary marketing data in order to make an informed decision regarding the marketing value of PureRay SLT technology.

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LETG Solar Energetic System

          This type of product is not currently available on the market; therefore, it is unique and may be suitable for all power supply markets. The special feature of this product is the possibility of generating contemporaneous production of heat and electric power. The market segment for this product will depend upon an area with wide geographical dispersion where the efficiency of the work does not depend on climatic conditions.

          The hybrid module prototype was produced by our company at the price of 900 USD (costs of research excluded). During this time, the cost of the received electrical power was 5.50 USD per Watt and the cost of the heat power was 0.07 USD per Watt.

          If the contemporary growth rate of solar energy systems production is maintained, the total area of installed solar collectors through the year 2010 may total 80 million. Technological innovations applied in the LETG module protect photovoltaic cells from the influence of the harmful short-wave component of solar radiation, prolonging the service life as compared to usual photoelectric modules. Additional anti-glare surface requirements (a component of anti-terrorist programs) of European and North American markets are also included. Management believes the quantity of the modules which can be supplied to the market is virtually unlimited due to the absence of its saturation. Market assortment will be determined by the demands of consumers.

          The forecast of sales volume in Table Three, below, depends upon the consumer market, which we will try to estimate during the stages of development and transition to full production capacity. We estimate that a planning period of two years is sufficient to generate and make available the necessary funds to do fulfill our business plan.

          Accordingly, the forecast of the availability of incoming funds and their amount consistently surpasses cash payments without the involvement of external funding sources. Pursuant to our estimations, profitability of the enterprise should be achievable by the second year of its operation. The latter projection pre-supposes the sale of no less than 3,000 units.

          The production process will require renting industrial premises with a floor area appropriate for the performance of highly technological operations at a substantial cost. Although not implemented as yet, a monthly time schedule for the first year of the enterprise is set forth below in Table One

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Table One: A Timeline Projection for Tasks Involved With the Operation

Task	Month
	1	2	3	4	5	6	7	8	9	10	11	12
Situational analysis	Х
Project evaluation	Х
Projecting, manufacturing and testing of a production piece		Х	Х	Х	Х	Х	Х	Х	Х
Signing of the investment contract	Х
Signing of the tenancy agreement		Х
Signing of the work contract		Х
Equipment bargaining		Х	Х
Components bargaining			Х	Х	Х	Х
Certification of the product											Х	Х
Equipment purchasing				Х	Х	Х
Equipment Installation							Х
Initial promotion on the market							Х	Х	Х	Х	Х	Х
Recruitment		Х	Х
Personnel training			Х	Х	Х	Х
First phase of production; 10% from planned											Х	Х

          The Production process will be preceded by the creation of working drawings of three prototypes, manufacturing of experimental-industrial models, testing, certification and patenting. Simultaneously, the adjustment of the production cycle, recruitment and staff training will be carried out.

          Purchase of equipment will be in accordance with the calendar plan. In the development stage, only equipment essential for production will be bought. During the stage of transition to full production capacity, the equipment required for expansion of production through its automation will be purchased.

          Purchase of equipment in the development stage of production:

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Table Two: Equipment Purchases

Equipment	Price (in USD)
Staging Tables (5-7 pieces)	2,500
Materials for Manual Soldering of Photovoltaic Cells	1,000
Milling machines for processing glass, plastics, and soft metals	24,000
Drying Chamber	2,500
Device for applying the light-converting coating to photovoltaic cells	5,000 - 7,000
Line for degreasing glass and plastics	5,000 - 10,000
Laminator for modules	80,000
Desk for measurement of photovoltaic cell parameters	2,000 - 3,000
Xenon solar simulator and module power meter	30,000
Transport facility for transportation of products and components	35,000 - 40,000
Estimated Total	200,000

          Inasmuch as the enterprise must have a quality control system, the appropriate equipment should be purchased. While entering the planned productive capacity, the estimated expenditures ratio (i.e. costs/output) must be constant.

          Local infrastructure, e.g. proximity to mainline railroads, commercial ports, energy and water supplies will ensure the opportunity for normal production processes. The proposed square footage will need to allow for repair work, and the presence of a parking lot, and will need a place on local surface roads.

          Physical capital investment includes: charges for delivery (packing, customs, freight, insurance of delivery), installation and warranty service, fine tuning, foreign currency conversion and advance payment interests.

          The production schedule and estimated output assumes limited output in the developing period and gradual growth of productive capacity until the enterprise enters the estimated capacity. When considering production factors, management will take into account:

Proportional Factors

    Primary raw materials

    Photovoltaic cells

    Glass

    Polycarbonate

    Laminating film

    Special colorants

    Propylene glycol

    Spirits and chemical agents

    Electricity

    Packaging materials

Commercially Associated Goods

    Energy conserving selective film for window technologies and greenhouses

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Disproportionate (constant) Production Factors

    Staff wages

    Insurance

    Equipments maintenance labor costs

    Mobile equipment

          Power outages could limit production; therefore, management deems it prudent to create an emergency power-supply system on the basis of LETG.

          The forecast of sales volume depends upon the consumer market, which we can penetrate during the stages of development, transitioning to full production capacity. One should note that advanced technology production requires thorough refinement of production processes, especially in the methodology of the application of light-converting covering. Therefore, we provided a considerable period of time (12 months) for the manufacturing, testing, certification of industrial standards of the module, and preproduction.

          Management plans to prepare for expanded production and guarantee of order stock for the next year, thus decreasing the receipt of profits during the first year of development. The production volume in the third year of enterprise functioning may be enlarged depending on market requirements/demands.

Table Three: PROJECTED Expenses and Income

	First Year		Second Year
	One-Sided Modules	Two-Sided Modules	One-Sided Modules	Two-Sided Modules
Component Costs	20,000	25,000	1,800,000	1,950,000
Purchase of Equipment	200,000	200,000	X	X
Rent of Space and Municipal Services	12,000	12,000	15,000	15,000
Wages	60,000	60,000	120,000	120,000
Taxes (15%)	4,500	5,400	450,000	540,000
Certification and Patenting	10,000	10,000	X	X
Advertising and Marketing	20,000	20,000	30,000	30,000
Total	326,500	332,400	2,415,000	2,655,000
Value of Sales	30,000	36,000	3,000,000	3,600,000
Sales Income	-296,500	-296,400	+585,000	+945,000

          The balance of expenses and income as projected by Management during the first and second year is displayed in Table Three. The balance of the first year of development is negative and comprises approximately 300,000 USD, whereas the positive balance is potentially achieved in the second year of functioning and comprises 585,000 USD for one-sided modules (pessimistic variant), and 945,000 USD for two-sided ones (optimistic variant).

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RESULTS OF OPERATIONS

Results of Operations for the three and six months ended September 30, 2008.

The Company generated no revenues for the three and six months ended September 30, 2008.

Total Expenses for the three and six months ended September 30, 2008.

The Company had total expenses of $30,059 and $1,000,642 for the three and nine months ended September 30, 2008 respectively, most of the expenses consisting of Wave Technology expense of $800,000.

LIQUIDITY AND CAPITAL RESOURCES

The Company is continuing to inquire into new investments to provide for further research and development capital and to assist with further acquisitions over the next twelve months.

Historically, we have funded our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. Our principal use of funds has been for the further development of our LETG project, PureRay Project and for general corporate expenses.

In case financing will be not duly or not in full, we assume to start one of several alternative strategies. The basis of any of them is a reduction of charges and simultaneous re-structuring of the company.

The first alternative plan of action consists that the company leaves only the most perspective projects, gets rid of excessive actives simultaneously reducing charges on all kinds of activity. So, if financing will not be received in full the company continues work only above the projects connected with alternative power, namely above LETG Solar Energetic System and Wave Power Station. The company freezes projects PureRay Water Purification System, GEM Hybrid Energy System and tries to sell the patents which are available in the property of the company to direct means for two basic projects.

If financing will not be received, it is supposed to commission the second plan. The second alternative plan of action consists that the company leaves only one project LETG Solar Energetic System, freezes projects PureRay Water Purification System, GEM Hybrid Energy System and Wave Power Station. The company sells the patents which are available in the property of the company. The company actively finishes the begun development in the field of LETG Solar Energetic System and simultaneously makes active searches of the general investor.

The third alternative plan of action consists that the company spends deeper re-structuring and, leaving only one project LETG Solar Energetic System, sells a part of actions except for patents. These actions are transferred in joint venture which is created with one of competitors Solar Wind or Solar KB. Transferring part LETG of technology in such joint venture, the company has an opportunity to make LETG Solar Energetic Systems on industrial lines available it not using involved from means for construction of own manufacture.

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

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ITEM 3.  PROPERTIES

Global Warming Solutions, Inc. operates in three locations:

  Corporate Executive Offices, Houston, Texas:

    This office is used as an administrative office for the company which handles all the secretarial and administrative duties of the company. The space is owned by Dmitry Shvenderman and is rented on a month to month basis at a cost of $200. per month.

  PureRay Development Lab, Marintown, Ontario:

    This lab is used for the development of PureRay and the testing of water levels, and agricultural products with the PureRay technology. Dr. Vladimir Vasilenko occupies this office on a full-time basis. The Lab is rented on a month to month basis at a cost of $400. per month.

  LETG Development Lab, Odessa, Ukraine:

    This lab is used for the development and testing of the LETG Solar Energetic System. This lab is occupied by Dr. Alexander Kornaraki and his team of research associates and student personnel (see Exhibit Cooperation Research Agreement with Odessa I.I. Mechnikov National University). The Lab is rented on a month to month basis at a cost of $500. per month.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists stock ownership of our Common Stock. The information includes beneficial ownership by (i) holders of more than 5% of our Common Stock, (ii) each of three directors and executive officers and (iii) all of our directors and executive officers as a group. Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class
Dr. Vladimir Vasilenko	Common Stock	52,500,000	85%
Dr. Dmitry Kosynkin	Common Stock	1,250,000	2%
Dr. Alexander Kornaraki	Common Stock	1,250,000	2%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Securities Authorized for Issuance Under Equity Compensation Plans

In December 2004, FASB issued SFAS No. 123R, "Share Based Payment." SFAS No. 123R establishes the accounting for grants of stock option and other transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R (1) revises SFAS 123, "Accounting for Stock-Based Compensation," (2) supersedes Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and (3) establishes fair value as the measurement objective for share-based payment transactions.

CHANGES IN CONTROL.

There are no arrangements which may result in a change in control.

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ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is information regarding the Company's current directors and executive officers. There are no family relationships between any of our directors or executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
Dr. Vladimir Vasilenko	44	President, Chief Executive Officer, Director
Dr. Dmitry Kosynkin	40	Secretary, Chief Technology Officer
Dr. Alexander Kornaraki	60	Chief Operating Officer

Dr. Vladimir Vasilenko, President, Chief Executive Officer, and Director

Dr. Vladimir Vasilenko was appointed President and Chief Executive Officer of Global Warming Solutions, Inc. by the board of directors on April 15, 2007 and presently remains in this position. Dr. Vasilenko is a global leader in the theory and application of infared/red light and its positive effects on agriculture, food production and storage of perishable products.

He is the author of 28 publications and has presented papers at 9 symposia, conferences and shows including the First World Conference on Organic Seed supported by FAO of the United Nations (Rome, Italy, July 2004) and Canada Blooms (Toronto, March 2005). He has been awarded five grants in the United Kingdom, France, USA, China, and Canada. Dr. Vasilenko is the author of several formulations of products that have been specially created for sale through Wal-Mart Kmart USA and Home Depot Canada.

Dr. Vasilenko received his Ph.D. in plant physiology and biochemistry at Lomonosov Moscow State University in 1992. He was a Research Associate of Nobel Prize winner Alexander Prokhorov while working at the General Physics Institute of Russian Academy of Science, Moscow, from 1990 to 1998. From 1998 to 2002 he worked as a Research Associate in the Department of Environmental Biology at the University of Guelph (Ontario, Canada). In 2002 to 2005 he worked as a Senior Scientist of CERES Environmental Solution Industries, Inc. From 2005 to the present Dr. Vasilenko owns and operates Vegeli Technology in Ontario, Canada.

Vegeli Technology (Master business License N 160711693 of June 22, 2006)

Vegeli Technology ("Vegeli") is a sole proprietorship that Dr. Vladimir Vasilenko established in Ontario Province of Canada in June, 2006. Vegeli or "Vegetation Enhancement through Lighting Technologies and Organic Treatments" focuses on combinations of natural building blocks- light, water, organics and minerals capable to make our world healthier, more efficient and safer. Vegeli involves breakthrough agricultural technologies that promise significant advantages to the farmers and growers.

Vegeli technologies provide the best seeds, fertilizers and crop management because they are adapted to local conditions and made available to the farmers who need them most. Vegeli technologies have a high potential to create crops suited to the challenges of drought, insects, plant disease, and soil fertility by using 100% organic methods.

Dr. Vladimir Vasilenko has being developing the theory and practice of application of infrared/red light and natural organic substances- humates in agriculture and food production and storage of perishable products. Dr. Vasilenko's inventions provide a solid background for opening new horizons in sustainable agriculture, environmental, and food technologies. Ultimately, we believe these technologies and products have the potential to generate billons of dollars in revenue, but more importantly, they would help to decrease the risk of many diseases while being safe for the environment.

The PureRay Water Purification System and Shelf Life technology were originally developed at Vegeli and were transferred to GWS for further development within the frame of this Company.

Dr. Vasilenko will devote at least 80% of his time to the business affairs of Global Warming Solutions, Inc.

The technological development beyond PureRay remains the sole property of Vegeli Technology, however, Dr. Vasilenko plans to transfer some other technologies (such as technologies of humates applications in organic agriculture) from Vegeli to GWS if certain conditions will be reached at GWS in 2009/2010.

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Dr. Dmitry Kosynkin, Secretary and Chief Technology Officer

Dr. Kosynkin is one of the world's foremost authorities on the structure of organic solids and the surface chemistry of hybrid organic-inorganic materials. His highly cited research has been published in the Journal of the American Chemical Society, Journal of Organic Chemistry and other top-tier peer-reviewed journals.

Dr. Kosynkin's education and experience enables him to actively work with a diverse group of chemists, surface scientists, material scientists, solid state physicists and device engineers. Dr. Kosynkin is an active entrepreneur managing a private international trading company with a yearly revenue exceeding $1.5M over the last three years.

Dr. Kosynkin graduated summa cum laude from Lomonosov Moscow State University (M.S. in organic chemistry, 1992). He completed his doctoral studies under the tutelage of renowned physical organic chemist, Prof. Jay K. Kochi at the University of Houston (Ph.D. in organic chemistry, 1997). Dr. Kosynkin received his postdoctoral training at the laboratories of Prof. James M. Tour (Rice University, Smalley Institute, 2000-2002.

From 2002 through 2006 Dr Kosynkin served as an Overseas Purchasing Manager for Autosecurity in Moscow, Russia. He managed the purchasing, overland delivery, mechanical servicing and exportation of luxury SUVs with an annual volume of $1.2-1.5 million. Moreover, he negotiated purchase, delivery, service and international shipping contracts.

From 2005 through the end of 2006 Dr Kosynkin served as President of Rocky Point Resources LLC. in Rocky Point, NY. He managed the purchasing and exportation of luxury SUVs, parts thereof and oilfield equipment to Russia and Kazakhstan with an annual volume of $1.5-1.7 million. He also negotiated purchasing and international shipping contracts in the US and overseas.

Beginning in 2007 to the present, Dr. Kosynkin serves as the Postdoctoral Research Associate at Rice University in Houston, TX, while also currently serving as Chief Technology Officer of Global Warming Solutions, Inc.

Dr. Alexander Kornaraki, Chief Operating Officer

Dr. Kornaraki obtained his experience in the field by working at a special institute in the former USSR where he was the technical expert and spearheaded projects for the government. His projects included a cooling system implementing solid-state lasers and an optical method of measuring high concentrations of organic molecules in dairy products and mineral oil.

Dr. Kornaraki's new project involves developing highly efficient photovoltaic cells used for solar energy. His LETG project was patented in Ukraine as a "Solar PV-Thermal Device" and is focusing on developing and marketing the LETG Technology under the umbrella of Global Warming Solutions, Inc.

Dr. Kornaraki graduated from Odessa State Academy (M.S. in thermal physics, 1970) and has won multiple science prizes as an acclaimed inventor in the former USSR. From 1970 through 2002, Mr. Kornaraki served in various special Institutes of the former USSR and Ukraine. Being the technical expert, Mr. Kornaraki spearheaded a number of projects under the governmental order, such as cooling system and optical elements of powerful solid-state lasers. He joined Global Warming Solutions, Inc. in September 2007 and currently serves as Chief Operating Officer.

From 2002 through 2007, Mr. Kornaraki served as President and CEO for Solar Plex Company, involving the engineering and development of solar and thermal systems. Being the inventor of major techniques of the transformation of light, both into electricity and heat, Mr. Kornaraki has patented principal parts of LETG (Light electric and thermal generator). Working hard on his inventions, Mr. Kornaraki has built and tested a prototype of LETG for householders.

Audit Committee Financial Expert

Global Warming Solutions, Inc. does not have an audit committee or a compensation committee.

The Company has retained Moore & Associates, Chartered, a PCAOB Registered Auditing Firm, 6490 W Desert Inn, Las Vegas, Nevada 89146 to act as their auditors and conduct an audit of their financial statements at December 31, 2007.

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ITEM 6.  EXECUTIVE COMPENSATION

December 31, 2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Vladimir Vasilenko President & CEO
	2007	24,000							24,000

Dmitry Kosynkin Chief Technology Officer
	2007	1,000							1,000

Alexander Kornaraki Chief Operating Officer
	2007	24,000							24,000

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Vladimir Vasilenko	0	0	0	0
Dmitry Kosynkin	--	--	--	--
Alexander Kornaraki	--	--	--	--

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Vladimir Vasilenko	(1)	0	0	0
Erick Schick	--	--	--	--
Alexander Kornaraki	--	--	--	--

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Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Vladimir Vasilenko	0	0	0	0	0
Dmitry Kosynkin	0	0	0	0	0
Alexander Kornaraki	0	0	0	0	0

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Vladimir Vasilenko	$0	0	$0	0	0	0	$0
Dmitry Kosynkin	$0	0	$0	0	0	0	$0
Alexander Kornaraki	$0	0	$0	0	0	0	$0

Name	Year	Prerequisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k)Plans ($)	Severance Payments /Accruals ($)	Change in Control Payments /Accruals ($)	Total ($)

Vladimir Vasilenko	2007	0	0	0	0	0	0	0
Dmitry Kosynkin	2007	0	0	0	0	0	0	0
Alexander Kornaraki	2007	0	0	0	0	0	0	0

Name	Year	Personal Use of Company Car/Parking	Financial Planning/ Legal Fees	Club Dues	Executive Relocation	Total Prerequisites and Other Personal Benefits

Vladimir Vasilenko	2007	$0	$0	$0	$0	$0
	2006	$0	$0	$0	$0	$0

Erick Schick	2007	$0	$0	$0	$0	$0
	2006	$0	$0	$0	$0	$0

Alexander Kornaraki	2007	$0	$0	$0	$0	$0
	2006	$0	$0	$0	$0	$0

Name	Benefit	Before Charge in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Voluntary Termination	Death	Disability	Change in Control

Vladimir Vasilenko	Severance		0	0	0	0	0

Dmitry Kosynkin			0	0	0	0	0

Alexander Kornaraki			0	0	0	0	0

Non-Employee Director Compensation

          Not-Applicable

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ITEM 8.  LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

ITEM 9.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Global Warming Solutions, Inc. is a publicly traded company on the Pink Sheets under the trading symbol "GWSO."

The Company's common stock has traded on the Pink Sheets of the National Quotation Bureau under the symbol GWSO since September 6, 2007. The following table sets forth the high and low sale prices for the Company's common stock for the periods indicated. The prices below reflect inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent actual transactions.

	High	Low

2007

Third Quarter (September 6, 2007 - September 30, 2007)	$2.46	$2.04
Fourth Quarter (October - December 2007)	$2.67	$.35

2008

First Quarter (January - March 2008)	$1.24	$.61
Second Quarter (April - June 2008)	$.54	$.40
Third Quarter (July - September 2008)	$.44	$.20
Fourth Quarter (October - December 2008)	$.20.	$.08

Holders of Record

As of February 4, 2009, we had approximately 84 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

DIVIDENDS. We have not paid any dividends to date, and has no plans to do so in the immediate future.

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ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of securities in the last three years without registration since inception.  No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

From July, 2007 through October, 2007, the Company issued 1,093,500 shares of common stock to two investors through a private placement of stock.

The offer and sale of all Shares of our common stock listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act. The Investor acknowledged the following: Subscriber is not a United States Person, nor is the Subscriber acquiring the Shares directly or indirectly for the account or benefit of a United States Person. None of the funds used by the Subscriber to purchase the Units have been obtained from United States Persons. For purposes of this Agreement, "United States Person" within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means:

(i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

In November, 2007, the Company issued 1,000,000 shares of common stock to one individual pursuant to an Intellectual Property Purchase Agreement.

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The offer and sale of all Shares of our common stock listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act. The Investor acknowledged the following: Subscriber is not a United States Person, nor is the Subscriber acquiring the Shares directly or indirectly for the account or benefit of a United States Person. None of the funds used by the Subscriber to purchase the Units have been obtained from United States Persons. For purposes of this Agreement, "United States Person" within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means:

(i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

In March, 2008, the Company issued 100,000 share of common stock to its European Sales manager as payment for services rendered.

The offer and sale of all Shares of our common stock listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act. The Investor acknowledged the following: Subscriber is not a United States Person, nor is the Subscriber acquiring the Shares directly or indirectly for the account or benefit of a United States Person. None of the funds used by the Subscriber to purchase the Units have been obtained from United States Persons. For purposes of this Agreement, "United States Person" within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means:

(i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

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ITEM 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED

General - Description of Capital Stock

The Company has authorized a total of 100,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.001 per share. As of February 4, 2009, the Company had 63,605,000 shares of Common Stock outstanding.

Common Stock

Presently, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors. Our common shareholders do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding series of our preferred stock which may be designated in the future, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds. In the event of the liquidation, dissolution, or winding up of the Company, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities, subject to the prior rights of any series of our preferred stock then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock.

The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by us could have an effect on the potential realizable value of a shareholder's investment.

Preferred Stock

No preferred shares issued and outstanding.

Options

No options granted.

Dividend Policy

The Company has not paid any dividends on its capital stock and does not expect to pay dividends for the foreseeable future.

Stock Option Plan

No stock option plan established.

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ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's bylaws provide that Global Warming Solutions, Inc. hereby indemnifies each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of the Company to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The Company may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Company would have the legal power to indemnify them directly against such liability.

Costs, charges, and expenses (including attorney fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized and upon satisfaction of other conditions required by current or future legislation.

We have agreed to indemnify our directors officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

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ITEM 13.  FINANCIAL STATEMENtS AND SUPPLEMENTARY DATA

The financial statements required by this Item 13 are contained under the sections "Index to Financial Statements" of the Registration Statement. The aforementioned financial statements are incorporated herein by reference.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our recent fiscal year or any later interim period.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

1	Amended Certificate of Incorporation of Global Warming Solutions, Inc., filed with the Secretary of State of Oklahoma May 25, 2007 (previously filed on Form 10 on April 15, 2008 as Exhibit 1)

2	Articles of Incorporation of Global Warming Solutions, Inc. (previously filed on Form 10 on April 15, 2008 as Exhibit 2)

3	Bylaws of Global Warming Solutions, Inc. (previously filed on Form 10 on April 15, 2008 as Exhibit 3)

4	Plan of Reorganization of Global Warming Solutions, Inc. (previously filed on Form 10 on April 15, 2008 as Exhibit 4)

10.1	Vega Letter of Intent 2007 (Incorporated by reference to Form 10/a previously filed on July 7, 2008)

10.2	Alpha Term Sheet (Incorporated by reference to Form 10/a previously filed on July 7, 2008)

10.3	Convertible Debenture of Southern Investments, Inc. (Incorporated by reference to Form 10/a previously filed on July 7, 2008)

10.4	Eureka Forbes Memorandum of Understanding (Incorporated by reference to Form 10/a previously filed on July 7, 2008)

10.5	Nordlight Agreement Cooperation Agreement (Incorporated by reference to Form 10/a previously filed on July 7, 2008)

10.6	TecTransfer Memorandum of Understanding (Incorporated by reference to Form 10/a previously filed on July 7, 2008)

10.7	TecTransfer Non-Disclosure Agreement (Incorporated by reference to Form 10/a previously filed on July 7, 2008)
10.8	Independent LETG technology Testing Agreement (filed herewith)
10.9	ESI Energy Sources Inc. Memorandum of Understanding (filed herewith)
10.10	Amended and Restated License & Technology Transfer Agreement (filed herewith)
10.11	Cooperation Research Agreement with Odessa I.I. Mechnikov National University (filed herewith).
10.12	Intellectual Property Purchase Agreement (filed herewith)

14	Gem Patent Application (Incorporated by reference to Form 10/a previously filed on July 7, 2008)

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SIGNATURES

          In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 9, 2009.

By: /s/ Dr. Vladimir Vasilenko Dr. Vladimir Vasilenko President, CEO, and Director

          Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed by the following persons in the capacities indicated on February 9, 2009.

SIGNATURE	TITLE
/s/ Dr. Vladimir Vasilenko	President, CEO, and Director

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Financial Statements	F - 1	Year End December 31, 2007

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MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Global Warming Solutions, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Global Warming Solutions, Inc. (A Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and December 31, 2006, and from inception on March 1, 1999 through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Warming Solutions, Inc. (A Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and December 31, 2006, and from inception on March 1, 1999 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred net losses from inception through December 31, 2007 of $348,439, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
March 12, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

Financial Statements	F - 2	Year End December 31, 2007

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) Balance Sheet Stated in US Dollars

	*December 31, 2007	*December 31,2006

ASSETS
Current Assets
Cash	$157,061	$-

Total Current Assets	$157,061	$-

Other Assets
Hybrid Engine	$512,750	$-
R&D Costs	$32,000	$-

Total Other Assets	$544,750	$-

Total Assets	$701,811	$-

LIABILITIES & STOCKHOLDERS' EQUITY
LIABILITIES
Convertible Note Payable	$-	$220,000

Total Liabilities	$-	$220,000

Stockholders' Equity
100,000,000 shares Common Stock Authorized at $0.001/par value 62,505,000 shares issued at par $0.001 Outstanding at Dec 31, 2007 & 874,000shares outstanding at Dec 31, 2006	$62,505	$874
Add'l Paid in Capital	$987,745	$6,126
Deficit accumulated during development stage	$(348,439	$(227,000)

Total Stockholders' Equity	$701,811	$(220,000)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$701,811	$-

The accompanying notes are an integral part of these financial statements.

Financial Statements	F - 3	Year End December 31, 2007

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) Statement of Operations Stated in US Dollars

			From Inception *Mar 1, 1999 through *December 31,

	For the year Ended

	*December 31,	*December 31,
	2007	2006	2007

REVENUES
Revenues	$-	$-	$-

Total Revenues	$-	$-	$-

Operating Expense
Administrative Expense	$121,439	$227,000	$348,439

Loss Before Income Taxes
Provision for Income Taxes	$-	$-	$-

Net (Loss)	$(121,439)	$(227,000)	$(348,439)

Basic and Diluted (Loss) per share	(a )	(0.79)

Weighted average number of shares	42,363,546	291,507

(a)	= less than $0.01

The accompanying notes are an integral part of these financial statements.

Financial Statements	F - 4	Year End December 31, 2007

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) Statement of Stockholders' Equity Stated in US Dollars

	Common Stock	Common Stock Amount	Additional Paid-in Capital	Subscriptions Receivable		Deficit Accum During Dev Stage	Total

Initial Stock in So. Investments	174,000	$174	$(174)		$-	$-	$-
Bal Dec 31, 1999	174,000	$174	$(174)		$-	$-	$-
Bal Dec 31, 2000	174,000	$174	$(174)		$-	$-	$-
Bal Dec 31, 2001	174,000	$174	$(174)		$-	$-	$-
Bal Dec 31, 2002	174,000	$174	$(174)		$-	$-	$-
Bal Dec 31, 2003	174,000	$174	$(174)		$-	$-	$-
Bal Dec 31, 2004	174,000	$174	$(174)		$-	$-	$-
Bal Dec 31, 2005	174,000	$174	$(174)		$-	$-	$-
Stock issued for services *Aug, 2006 ($0.01 per share)	700,000	$700	$6,300		$-	$-	$7,000
Net (Loss) for the Year						$(227,000)	$(227,000)

Balance Dec 31, 2006	874,000	$874	$6,126	$		$(227,000)	$(220,000)

April 15, 2007 Shares issued to new directors pro rata ($0.001 per share)	55,000,000	$55,000	$-		$-	$-	$55,000
July 6, 2007 Stock issued for cash ($2.00 per share)	37,500	$38	$74,962		$-	$-	$75,000
July 10, 2007 Stock issued for prototype ($2.00 per share)	218,500	$218	$436,782		$-	$-	$437,000
July 30, 2007 Stock issued for cash & a subscription receivable ($1.96 per share)	125,000	$125	$249,875		$(5,000)	$-	$245,000
Aug 3, 2007 N/P xchgd for shares ($0.001 per share)	5,500,000	$5,500	$220,000		$-	$-	$5,500
Sep 10, 2007-Sub/Rec Paid in Cash		$-	$-		$5,000	$-	$5,000
Dec 31, 2007 Stock issued for prototype ($0.001 per share)	750,000	$750	$-		$-	$-	$750
Net (loss) for the Year						$(121,439)	$(121,439)

Balance Dec 31, 2007	62,505,000	$62,505	$987,745		$-	$(348,439)	$701,811

The accompanying notes are an integral part of these financial statements.

Financial Statements	F - 5	Year End December 31, 2007

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) Statement of Cash Flows Stated in US Dollars

	For the Year Ended		From Inception March 1, 1999 through *Dec 31, 2007

	*Dec 31, 2007	*Dec 31, 2006

OPERATING ACTIVITIES
Net income (loss)	$(121,439)	$(227,000)	$(348,439)
Issued Stock For Services	$61,126	$874	$62,000

TOTAL CASH FLOW FROM OPERATING ACTIVITIES	$(60,313)	$(226,126)	$(286,439)

INVESTING ACTIVITIES
Net cash provided by (used in) investing activities Hybrid Engine	$(75,000)		$(75,000)
Research & Development	$(32,000)		$(32,000)

TOTAL CASH FLOW FROM INVESTING ACTIVITIES	$(107,000)	$-	$(107,000)

FINANCING ACTIVITIES
Issuance of Common Stock	$325,000	$-	$325,000

TOTAL CASH FLOW FROM FINANCING ACTIVITIES	$325,000	$-	$325,000

Net increase in cash	$157,687

Cash at beginning of period	$-	$-	$-

Cash at end of period	$157,061	$-	157,061

Non Cash Transactions
Issued stock for service	61,126	874

Issued stock for debt	220,000

Issued stock for technology	437,750

The accompanying notes are an integral part of these financial statements.

Financial Statements	F - 6	Year End December 31, 2007

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Global Warming Solutions, Inc.
Notes to Financials Statements (Unaudited)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Global Warming Solutions, Inc. ("the Company") (formerly Southern Investments Inc.) is a development stage company incorporated in the State of Oklahoma in March 1999. The Company has had minimal operations since its inception. The Company's main activities have been organizational, directed at acquiring its principal assets, raising its initial capital and developing its business plan. The Company's intended business is to develop and commercialize technologies that help mitigate Global Warming and its effect on our planet. The Company targets three areas that help reduce the extent of Global Warming and fight issues that have arisen in consequence: Clean Energy, Carbon Control and Water Purification, Current climate models predict that global temperatures will rise sharply over the next century. The increase in temperatures can be slowed or eliminated by decreasing the mounts of greenhouse gases released into the Earth's atmosphere. Global Warming Solutions, Inc. seeks to leverage its experience and management to help make a difference in the fight for climate control.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimate4s. In accordance with FASB 16 all adjustments are normal and recurring.

Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be not realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Financial Statements	F - 7	Year End December 31, 2007

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Issuance of shares for Service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Stock-based Compensation

In December 20O4, FASB issued SFAS No. 123R, "Share Based Payment." SFAS No 123R establishes the accounting for grants of stock options and other transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments, SFAS No. 123R (1) revises SFAS No. 123, "Accounting for Stock-Based Compensation," (2) supersedes Accounting Principles Bulletin ("APB") Opinion No, 25, "Accounting for Stock Issued to Employees," and (3) establishes fair value as the measurement objective for share-based payment transactions.

Basic and diluted net loss per Share

Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No 128), "Earnings Per Share," Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later) and as funds obtained thereby were used to purchase common stock at the average market price during the period.

3.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses from inception to September 30,2007 of S (319,302).

Losses are expected to continue for the immediate future. In addition, the Company's cash flow requirements have been met by the generation of capital through private placements of the Company's common stock and loans. Assurance cannot be given that this source of financing will continue to be available to the Company and demand for the Company's equity instruments will be sufficient to meet its capital needs. However; the company is in process of following through with its business plan with sufficient capital at present to meet its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet it's obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to generate revenues.

Financial Statements	F - 8	Year End December 31, 2007

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4.	LOAN PAYABLE

In August 2006, the predecessor company, Southern Investments Inc., entered into a convertible debenture with an investor in the amount of USD$220,0O0. The debenture was due on July 15, 2010 with interest payments of LIBOR + 12% per annum. In addition, the debenture instrument would allow the holder of the debenture to convert their debt into Common Shares of GWSO at conversion price of S0,04/per share. During the course of the year, GWSO did not make any interest payments on the debenture. On August 3, 2007 GWSO was notified by the debenture holder that they wished to convert their debt to Common Shares. This was done and created an issuance of 5,500,000 shares in Common Stock to the former debenture holder.
5.	INCOME TAXES

No provision was made for Federal income tax. The provision for income taxes consists of the state minimum tax imposed on corporations. Through Sep 30, 2007, the Company incurred net operating losses for income tax purposes of approximately $(319, 302).
6.	SHAREHOLDERS' EQUITY

Effective March 1999, 1,740,000 shares outstanding against the predecessor company, Southern Investments, Inc.

August 2, 2006 7,000,000 shares were issued to John Leo for $7,000 consulting services rendered.

August 3, 2006, Alex Gondeyev acquired 7,000,000 shares from John Leo for a price of S220,000.

August 3, 2006, Southern Investments Inc. entered into a convertible note with an investor for 5220,000.

April 15, 2007, Southern Investments acquires Global Warming Technologies, Inc. for 55,000,000 shares. Pursuant to the agreement, on May 22, 2007, the shares issued go though a 1:10 reverse split and the company's name is changed to Global Warming Solutions, Inc..The 55,000,000 shares are issued to the new owners, pro-rata: Dr, Vladimir Vasilenko = 52,250,000 shares; Dr, Dmitry Kosynkin = 1,250,000 shares; Dr. Alexander Kornaraki= 1,250,000 shares.

July 6, 2007 Company sells 37,500 restricted shares of common stock for cash in the amount of SUSD 75,000, or $2/share.

July 10, 2007, Company acquires GEM Hybrid Engine for $75,000 cash and 218,500 shares of restricted common stock.

July, 30, 2007 REG S Offering, Company sells 125,000 restricted shares of common stock for USD$250,000, or S2/share. As of Aug 31, 2007 a subscription receivable is held in equity as the investor did not pay the last $5,000 of the share price until the first week of Sept.

August 3, 2007, the debenture holders opt to convert their debenture into common shares. The 5220,000 debenture is converted at $0.04/share to 5,500,000 shares.

August 29, 2007, the Company spends USDS 15,000 on R&D.

Financial Statements	F - 9	Year End December 31, 2007

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) Balance Sheets Stated in US Dollars Unaudited

	September 30, 2008	December 31, 2007

	(Unaudited)	(Audited)

ASSETS
Current Assets
Cash	$36,419	$157,061

Total Current Assets	36,419	157,061

Other Assets
Hybrid Engine	512,750	512,750

Total Other Assets	512,750	512,750

TOTAL ASSETS	$549,169	$669,811

LIABILITIES & STOCKHOLDERS' EQUITY
LIABILITIES
Convertible Note Payable	$-	$-

Total Liabilities	-	-

Stockholders' Equity
100,000,000 common shares authorized,	63,605	62,505
$0.001 par value, 63,605,000 and 62,505,000 shares issued and outstanding at September 30, 2008 and December 31, 2007 respectively
Add'l Paid in Capital	1,861,145	982,245
Deficit accumulated during development stage	(1,375,581)	(374,939)

Total Stockholders' Equity	549,169	669,811

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$549,169	$669,811

The accompanying notes are an integral part of these financial statements.

Financial Statements	F - 10	Period End September 30, 2008

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) Statement of Operations Stated in US Dollars Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		From Inception March 1, 1999 through September 30, 2008

	2008	2007	2008	2007

REVENUES
Revenues	$-	$-	$-	$-	$-

Total Revenues	-	-	-	-	-

Operating Expense
Administrative expense	30,059	227,000	120,642	319,302	495,581
Wave technology	-	-	800,000	-	800,000
Service expenses	-	-	80,000	-	80,000

Total Expenses	30,059	227,000	1,000,642	319,302	1,375,581

Loss Before Income Taxes	(30,059)	(227,000)	(1,000,642)	(319,302)	(1,375,581)

Provision for Income Taxes	-	-	-	-	-

Net (Loss)	$(30,059)	$(227,000)	$(1,000,642)	$(319,302)	$(1,375,581)

Basic and Diluted (Loss) per share	$(0.00)	$(0.00)	$(0.02)	$(0.01)

Weighted average number of shares	62,824,780	46,808,066	63,251,703	23,841,033

The accompanying notes are an integral part of these financial statements.

Financial Statements	F - 11	Period End September 30, 2008

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) Statement of Stockholders' Equity Stated in US Dollars Unaudited

	Common Stock	Common Stock Amount	Additional Paid-in Capital	Subscriptions Receivable	Deficit Accum During Dev Stage	Total

Initial Stock in So. Investments	174,000	$174	$(174)	$-	$-	$-

Bal Dec 31, 1999	174,000	174	(174)	-	-	-

Bal Dec 31, 2000	174,000	174	(174)	-	-	-

Bal Dec 31, 2001	174,000	174	(174)	-	-	-

Bal Dec 31, 2002	174,000	174	(174)	-	-	-

Bal Dec 31, 2003	174,000	174	(174)	-	-	-

Bal Dec 31, 2004	174,000	174	(174)	-	-	-

Bal Dec 31, 2005	174,000	174	(174)	-	-	-

Stock issued for services *Aug, 2006 ($0.01 per share)	700,000	700	6,300	-	-	7,000
Net loss for the Year ended December 31, 2006					(227,000)	(227,000)

Balance Dec 31, 2006	874,000	874	6,126		(227,000)	(220,000)

April 15, 2007 Shares issued to new directors pro rata ($0.001 per share)	55,000,000	55,000	-	-	-	55,000
July 6, 2007 Stock issued for cash ($2.00 per share)	37,500	38	74,962	-	-	75,000
July 10, 2007 Stock issued for prototype ($2.00 per share)	218,500	218	436,782	-	-	437,000
July 30, 2007 Stock issued for cash & a subscription receivable ($1.96 per share)	125,000	125	249,875	(5,000)	-	245,000
Aug 3, 2007 N/P xchgd for shares ($0.04 per share)	5,500,000	5,500	214,500	-	-	220,000
Sep 10, 2007-Sub/Rec Paid in Cash		-	-	5,000	-	5,000
Dec 31, 2007 Stock issued for prototype ($0.001 per share)	750,000	750	-	-	-	750
Net loss for the year ended December 31, 2007					(147,939)	(147,939)

Balance December 31, 2007	62,505,000	62,505	982,245	-	(374,939)	669,811

January 10, 2008 Stock issued for Wave Prototype ($0.80 per share)	1,000,000	1,000	799,000	-	-	800,000
Mar 15, 2008 Shares issued to new directors pro rata ($ 0.80 per share)	100,000	100	79,900	-	-	80,000
Net (loss) for the period ended June 30, 2008					(970,583)	(970,583)

Balance June 30, 2008	63,605,000	$63,605	$1,861,145	$-	$(1,345,522)	$579,228

Net (loss) for the period ended September 30, 2008					(30,059)	(30,059)

Balance September 30, 2008	64,705,000	$63,605	$1,861,145	$-	$(1,375,581)	$549,169

The accompanying notes are an integral part of these financial statements.

Financial Statements	F - 12	Period End September 30, 2008

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) Statement of Cash Flows Stated in US Dollars Unaudited

	For the Nine Months Ended September 30,		From Inception March 1 1999 through September 30, 2008

	2008	2007

OPERATING ACTIVITIES
Net loss	$(1,000,642)	$(319,302)	$(1,375,581)
Stock issued for wave technology	800,000	62,000	800,000
Stock issued for services	80,000	-	142,000

TOTAL CASH FLOW USED IN OPERATING ACTIVITIES	(120,642)	(257,302)	(433,581)

INVESTING ACTIVITIES
Net cash used in investing activities		(75,000)
Hybrid Engine	-	-	(75,000)

TOTAL CASH FLOW FROM INVESTING ACTIVITIES	-	(75,000)	(75,000)

FINANCING ACTIVITIES
Proceeds from convertible note payable		220,000	220,000
Proceeds from issuance of Common Stock	-	325,000	325,000

TOTAL CASH FLOW FROM FINANCING ACTIVITIES	-	545,000	545,000

Net increase in cash	(120,642)	-	36,419

Cash at beginning of period	157,061	-	-

Cash at end of period	$36,419	$212,698	$36,419

Supplemental Information
Cash paid for interest	$-	$-	$-

Cash paid for taxes	$-	$-	$-

Non Cash Transactions
Repayment of debt through issuance of common stock	$-	$-	$220,000

Stock issued for technology	$800,000	$-	$1,237,750

The accompanying notes are an integral part of these financial statements.

Financial Statements	F - 13	Period End September 30, 2008

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) NOTES TO FINANCIAL STATEMENTS (UNAUDITED) September 30, 2008

1.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Global Warming Solutions, Inc. ("the Company") (formerly Southern Investments Inc.) is a development stage company incorporated in the State of Oklahoma in March 1999. The Company has had minimal operations since its inception.

The Company's main activities have been organizational, directed at acquiring its principal assets, raising its initial capital and developing its business plan. The Company's intended business is to develop and commercialize technologies that help mitigate Global Warming and its effect on our planet. The Company targets three areas that help reduce the extent of Global Warming and fight issues that have arisen in consequence: Clean Energy, Carbon Control and Water Purification. Current climate models predict that global temperatures will rise sharply over the next century. The increase in temperatures can be slowed or eliminated by decreasing the amounts of greenhouse gases released into the Earth's atmosphere. Global Warming Solutions, Inc. seeks to leverage its experience and management to help make a difference in the fight for climate control.

The accompanying unaudited consolidated financial statements of Global Warming Solutions, Inc. have been prepared in accordance with generally accepted accounting principles ("GAAP"), pursuant to the rules and regulations of the Securities and Exchange Commission, and are unaudited. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results for the interim periods presented have been made. The results for the nine month period ended September 30, 2008, may not be indicative of the results for the entire year.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be not realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Financial Statements	F - 14	Period End September 30, 2008

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) NOTES TO FINANCIAL STATEMENTS (UNAUDITED) September 30, 2008

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Stock-based Compensation

In December 2004, FASB issued SFAS No. 123R, "Share Based Payment." SFAS No 123R establishes the accounting for grants of stock options and other transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R (1) revises SFAS No. 123, "Accounting for Stock-Based Compensation," (2) supersedes Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and (3) establishes fair value as the measurement objective for share-based payment transactions

Basic and diluted net loss per Share

Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No 128), "Earnings Per Share." Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later) and as funds obtained thereby were used to purchase common stock at the average market price during the period.

Development Stage Enterprise

The Company is a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company's planned principal operations have not fully commenced.

3.     GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses from inception to September 30, 2008 of $1,375,581.

Losses are expected to continue for the immediate future. In addition, the Company's cash flow requirements have been met by the generation of capital through private placements of the Company's common stock and loans. Assurance cannot be given that this source of financing will continue to be available to the Company and demand for the Company's equity instruments will be sufficient to meet its capital needs. However; the company is in process of following through with its business plan with sufficient capital at present to meet its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet it's obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to generate revenues.

Financial Statements	F - 15	Period End September 30, 2008

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) NOTES TO FINANCIAL STATEMENTS (UNAUDITED) September 30, 2008

4.     PROVISION FOR INCOME TAXES

Income taxes are provide for in accordance with Statement of Financial Accounting Standard No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss Carryforwards. Deferred tax expense (benefit) results from the net change during the year of the deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

As of September 30, 2008 the Company's federal and state net operating loss carryforwards were approximately $1,375,581, and expire through 2026.

The Company's tax expense (benefit) differed from the statutory rate primarily due to the net operating losses.

5.     SHAREHOLDERS' EQUITY

Effective March 1999, 1,740,000 shares outstanding against the predecessor company, Southern Investments, Inc

August 2, 2006 7,000,000 shares were issued to John Leo for $7,000 consulting services rendered.

August 3, 2006, Alex Gordeyev acquired 7,000,000 shares from John Leo for a price of $220,000.

August 3, 2006, Southern Investments Inc. entered into a convertible note with an investor for $220,000.

April 15, 2007, Southern Investments, Inc. acquires Global Warming Technologies, Inc. for 55,000,000 shares. Pursuant to the agreement, on May 22, 2007, the Company effected a 1:10 reverse split and the company's name is changed to Global Warming Solutions, Inc. The 55,000,000 shares are issued to the new owners, pro-rata: Dr. Vladimir Vasilenko = 52,250,000 shares; Dr. Dmitry Kosynkin= 1,250,000 shares; Dr. AlexanderKornaraki= 1,250,000 shares.

July 6, 2007 Company sells 37,500 restricted shares of common stock for cash in the amount of $75,000, or $2 per share.

July 10, 2007, Company acquires GEM Hybrid Engine for $75,000 cash and 218,500 shares of restricted common stock.

July, 30, 2007 REG S Offering, Company sells 125,000 restricted shares of common stock for $250,000, or $2 per share.

August 3, 2007, the debenture holders opt to convert their debenture into common shares. The $220,000 debenture is converted at $0.04 per share to 5,500,000 shares.

Financial Statements	F - 16	Period End September 30, 2008

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GLOBAL WARMING SOLUTIONS, INC. (A Development Stage Company) NOTES TO FINANCIAL STATEMENTS (UNAUDITED) September 30, 2008

5.     SHAREHOLDERS' EQUITY  (Continued)

Per an agreement dated November 20, 2007, on January 10, 2008, the Company acquired Wave Engine technology from Art Madotov, for 1,000,000 shares of common stock. The Company estimated the value of the technology at $800,000 based on the closing stock price on the date of the agreement. The technology has been recorded as an expense in the current period as there is no assurance that the Company will receive any future benefit from the technology.

March 15, 2008, the Company issued 100,000 shares of common stock to Mr. Nino Adamo, the European Sales Manager. In relation to the issuance, the Company has recorded service expense of $80,000, which approximates the fair value of the shares on the date the agreement was entered into.

6.     NEW ACCOUNTING PRONOUNCEMENTS

In May 2008, the Financial Accounting Standards Board ("FASB") issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60". SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company's financial position, statements of operations, or cash flows at this time.

In May 2008, the Financial Accounting Standards Board ("FASB") issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 will become effective 60 days after the SEC approves the PCAOB's amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company's financial position, statements of operations, or cash flows at this time.

In March 2008, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet adopted the provisions of SFAS No. 161, but does not expect it to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51.  This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company will adopt this Statement beginning March 1, 2009. It is not believed that this will have an impact on the Company's consolidated financial position, results of operations or cash flows.

Financial Statements	F - 17	Period End September 30, 2008

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